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Exhibit 21.  Subsidiaries of the Registrant.


Visual Networks Technologies, Inc.

Visual Networks Investments, Inc.

Visual Networks Texas Operations, Inc.

Visual Networks Operations, Inc.

Net2Net, LLC

Visual Networks Insurance, Inc.

Visual Networks, Ltd.

Visual Networks of Texas, L.P.